Exhibit 14.1

POWER SOLUTIONS INTERNATIONAL, INC.
CODE OF BUSINESS CONDUCT
AND ETHICS

August 1, 2018 (Revised)

Power Solutions International, Inc.
Code of Business Conduct and Ethics

Table of Contents

A Message From Our Chief Executive Officer4
Introduction5
Purpose5
Individual and Management Responsibility6
Reporting Violations7
Non-Retaliation8
False Reporting Prohibited8
Publication of Code and Other Policies8
Interpretation9
No Contract9
Equal Employment Opportunity Policy9
1.Employment Discrimination        9
2.Reasonable Accommodation        10
3.Sexual and Discriminatory Harassment        10
4.Workplace Violence        10
5.Alcohol and Illegal Drugs        11
6.Employee Health and Safety, and the Environment    11
Summary Description of Compliance Areas11
A.Conflicts of Interest        12
1.Financial Interests in Other Businesses        12
2.Relationships with Suppliers and Customers        12
3.Outside Activities        13
B.Diversion of Corporate Opportunity        13
C.Confidential Information        14
1.Company Information        14
2.Other Companies’ and Our Customers’ Information    14
3.Protection of Nonpublic Information; Insider Trading    15
4.Required Disclosure        15
D.Free and Fair Competition        15
1.Supplier and Customer Relationships        15
2.Competitor Relationships        15

Power Solutions International, Inc.
Code of Business Conduct and Ethics

3.Free and Fair Competition        15
E.Protection and Proper Use of Company Assets        16
1.Books and Records        16
2.Financial Records        16
3.Improper Use of Company Assets        17
4.Information Technology Assets        17
5.Company Funds        17
F.Compliance with Laws, Rules and Regulations        18
1.Generally        18
2.Anti-Bribery        18
3.Trade Association Activities        19
4.Government Relations        20
5.Government and Regulatory Investigations        20
Administration of the Code21
Our Responsibilities21
Acknowledgement23

Power Solutions International, Inc.
Code of Business Conduct and Ethics

A Message From Our Chief Executive Officer

Dear Colleagues:

As a manufacturer and supplier of integrated, turnkey power solutions in the industrial, agricultural and on-road markets, the success of Power Solutions International, Inc. (“PSI”) is dependent on our reputation in each marketplace. We earn that reputation every day through our display of respect for individuals, honesty, integrity, leadership by example, and by providing world-class products and customer focused services. We all share in the responsibility to protect our reputation by acting according to the highest ethical standards.

This is why our Code of Conduct and Business Ethics (the “Code”) is important to our Company. It sets forth our principles for ethical business conduct and serves as a foundation for our more detailed policies, procedures and guidelines referenced throughout the Code. While there is no substitute for sound business and personal judgement, the principles outlined in our Code should serve as a daily reminder of what is expected of me, of you, of everyone at PSI.

Please read the Code carefully. Think about how it applies to you and your role as a valued member of the PSI team. Discuss what it means with your manager and colleagues and reference it often. More importantly, support one another in doing what is right – by seeking guidance whenever the right course of action is not clear, and by speaking up candidly and challenging situations that you believe may be wrong. In doing so, you protect the foundation of both our legacy and our promise for the future.

I have made a personal commitment to adhere to the principles and guidelines discussed in our Code, and I ask each of you to do the same.

Thank you for your continued commitment to our Company, and to the values and principles for which it stands.

Sincerely,

John P. Miller
Chief Executive Officer
Power Solutions International, Inc.

Power Solutions International, Inc.
Code of Business Conduct and Ethics

Introduction

Purpose

The Board of Directors of Power Solutions International, Inc. (the “Company”) has adopted this Code in an effort to ensure that all of the Company’s directors, officers and employees observe the highest standards of ethics in the conduct of the Company’s business, avoiding even the appearance of impropriety, and conduct themselves with the highest regard and respect for others. Our core values include respect for individuals, honesty, integrity and leadership by example, and we seek employees who are highly reliable, enjoy their work, are good at what they do and strive to improve, exceed expectations, respect each other and the Company and find the most effective means to achieve our goals. Our objective is to build an innovative and over-achieving company that is highly opportunistic, learns from its failures, takes intelligent chances, delivers on its promises, beats its competitors by out-thinking them, and listens to its customers and acts on what is learned.

This Code includes standards and policies that must always be observed by you at the Company. You may have additional requirements because you are responsible for significant decisions affecting the conduct of the Company’s business. Furthermore, there are other Company policies and procedures that regulate the conduct of our employees. It is important that you know and understand the policies and standards contained in this Code and those other policies and procedures reflected in other documents with which you may be required to comply, as compliance with all of them is an integral part of the standards of ethical and business conduct we expect from our employees in the performance of their duties.

It is our policy to conduct our business affairs fairly, free of conflicts of interest and in an ethical and proper manner. Conduct that may raise questions as to the Company’s honesty, integrity or reputation, or activities that could cause embarrassment to the Company or damage its reputation, are prohibited. Any activity, conduct or transaction that could create an appearance of unethical, illegal or improper business conduct must be avoided.

Power Solutions International, Inc.
Code of Business Conduct and Ethics

Individual and Management Responsibility

This Code applies to every director, officer and employee of the Company, its subsidiaries and any other company primarily engaged in providing the services of its employees to the Company or its subsidiaries (such as temporary agencies), as we are each personally responsible to act within the letter and spirit of the law and to uphold this Code. Supervisory personnel are responsible for ensuring that this Code is understood and enforced within their departments.

The highest possible standards of ethical and business conduct are required of the Company’s officers, employees and directors in the performance of their corporate responsibilities. It is the responsibility of every officer, employee and director, and the policy of the Company to encourage its officers, employees and directors, to ask questions, seek guidance, and report in good faith (a) any questionable accounting, financial, or auditing matters, including, without limitation, any (i) fraud, deliberate error or misrepresentations in the preparation, evaluation, review or audit of any financial statements of the Company, (ii) fraud, deliberate error or misrepresentation in the recording and maintaining of financial records of the Company, (iii) noncompliance with the Company’s internal accounting controls, or (iv) misrepresentation or false statements to or by a senior officer or accountant of the Company regarding a matter contained in the Company’s financial records, financial reports or audit reports, or (b) any known or possible violations of this Code, other Company policies or compliance programs, or applicable law.

Violations of this Code, other Company policy or compliance program or applicable law, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including discharge from employment or removal from the Company’s Board of Directors. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, when not in compliance with this Code, can result in serious consequences for both you and the Company.

Power Solutions International, Inc.
Code of Business Conduct and Ethics

Reporting Violations

If you know of, reasonably suspect or have any concerns regarding any questionable accounting, financial or auditing matter, or violation of this Code, other Company policy or compliance program, or applicable law, you should immediately report the matter to your supervisor. However, if you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may instead contact the Company’s Legal Department, regarding your concerns.

William A. Buzogany
General Counsel and Vice President of Human Resources
Email: wbuzogany@psiengines.com

Kelly A. Crosier
Assistant General Counsel and Corporate Secretary
Email: kcrosier@psiengines.com

Additionally, or alternatively, you may report any concern regarding any questionable violation of this Code, other Company policy or compliance program, or applicable law, in accordance with the procedures contained in our “Policy on Communicating Complaints and Concerns to the Company and the Board of Directors.” Under that policy, you may make any such report confidentially and anonymously to a toll-free compliance help line (the “Telephone Help Line”) to communicate good faith complaints or reports to the Company that are based on first-hand, direct information or information from another source that you reasonably believe to be credible. Such complaints or reports received through the Telephone Help Line will be brought to the attention of the Audit Committee. The Telephone Help Line is operated by a neutral third-party administrator.

The Telephone Help Line: (855) 299-9312

If your report concerns the Company’s accounting or financial records, financial reporting, internal accounting controls, or auditing matters, you may also write the Chair of the Audit Committee of our Board of Directors at:

Leslie A. Coolidge
Email: lcoolidge@psiengines.com

Power Solutions International, Inc.
Code of Business Conduct and Ethics

Non-Retaliation

We will not tolerate retaliation against any employee who seeks to enforce his or her right to work in an environment free of unlawful discrimination or harassment, or who makes a good faith complaint or report of inappropriate or improper behavior to his or her manager, the Human Resources Department or the Audit Committee. Retaliation includes (i) taking or threatening to take adverse action against an employee because he or she has made a good faith complaint or report about discrimination, sexual harassment, discriminatory harassment or retaliation, because he or she has participated or assisted in an investigation of an alleged violation of this policy or because he or she has otherwise sought to enforce his or her rights under any employment law, and/or (ii) threatening to take adverse action against an employee unless he or she agrees not to make a report about discrimination, sexual harassment, discriminatory harassment or retaliation, participate in an investigation of an alleged violation of this policy or conceals the truth in such an investigation.

Regardless of how any known or possible concern or violation is reported, the Company prohibits retaliation against an employee who seeks help or reports questionable accounting, financial or auditing matters or possible violations of this Code, of other Company policies or compliance programs, or of applicable law, and no employee will be subject to any form of reprisal for taking any such action based on such employee’s reasonable belief or for participating in an investigation into any such matters. Additionally, there are several laws, known commonly as “whistleblower” statutes, which protect an employee from discharge or retaliation for disclosure to an employer or an appropriate governmental agency of, among other things, illegal, unethical, inappropriate, unsafe or hazardous situations.

Retaliation is a serious violation of this Code and should be reported immediately. The reporting and investigation of allegations of retaliation will follow the procedures set forth in our policy entitled “Policy on Communicating Complaints and Concerns to the Company and the Board of Directors.”

False Reporting Prohibited

Making a false report with the intention of deceiving others is inconsistent with a fair, honest and ethical behavior in the workplace and it will not be tolerated. Any employee who intentionally or knowingly makes a false report, or any other misleading allegations, is in violation of this Code and will be subject to discipline, up to and including termination.

Publication of Code and Other Policies

The most current version of this Code will be provided to all of our directors, officers and employees as updated from time to time. The most current version of this Code will be provided

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to all new directors, officers and employees when hired and to anybody upon request at any time, and will be posted conspicuously on the Company’s public webpage.

There are other Company policies that regulate the conduct of our employees, such as our Code of Ethics for Principal and Senior Financial Officers, Related Party Transactions Policy, Record Retention Policy, Insider Trading Compliance Policy, Disclosure and Regulation FD Policy and Employee Handbook. Compliance with the policies reflected in these documents is an integral part of standards of ethical and business conduct we expect from our employees, officers and directors in the performance of their duties. Each of these policies may be found on the Company’s public webpage and intranet, PSI Connect, and are available upon request from the Company’s Legal Department.

Interpretation

Not all questions or issues can be addressed in this Code. There will be times when officers, directors and employees may be unsure about how this Code applies. You are encouraged to voice any questions or concerns to your supervisor, any Company officer or any member of the Legal Department.

No Contract

This Code is neither a contract nor a comprehensive manual that covers every situation that directors, officers or employees might encounter. This Code is a guide that highlights key issues and identifies policies and resources to help directors, officers and employees reach decisions that are in accordance with the Company’s commitment to the highest standards of ethics. Nothing in this Code changes, or is intended to change, at-will employment status.

Equal Employment Opportunity Policy

1.	Employment Discrimination

We are committed to maintaining a workplace free of discrimination on the basis of any protected characteristic, including race, color, religion, national origin, sex (including pregnancy), sexual orientation, gender identity, age, disability, veteran status or other characteristic protected by law (the “Protected Characteristics”), and will take appropriate measures to prevent and/or stop discrimination of any kind. Employment discrimination occurs when an employee is adversely affected with respect to any term or condition of employment (including hiring, compensation, advancement, discipline or termination) because of a Protected Characteristic.

2.	Reasonable Accommodation

Power Solutions International, Inc.
Code of Business Conduct and Ethics

We are committed to providing reasonable accommodation to enable qualified employees with disabilities to perform their essential job functions. Depending on the circumstances, reasonable accommodation may include modifying the work environment, making facilities accessible, restructuring a job, adjusting work schedules, granting leave or other measures. We are also committed to providing reasonable accommodation of an employee’s sincere religious observances and beliefs that conflict with normal job requirements. Any employee who believes that he or she needs accommodation based on disability or religion is responsible for bringing the matter to the attention of his or her manager or the Human Resources Department. In the case of disability, the employee may be required to provide medical documentation establishing the existence of a disability, any job-related restrictions and the estimated length of time for which accommodation is needed. The Company will keep all medical information confidential to the greatest extent possible in accordance with federal and state law.

3.	Sexual and Discriminatory Harassment

We will not tolerate harassment based on any Protected Characteristic in our workplace, whether by a supervisor, manager, fellow employee, agent, customer or supplier, and will take appropriate measures to prevent and/or stop any such harassment. Harassment is broadly defined as conduct, whether verbal or physical, that denigrates, insults or offends a person or group on the basis of a Protected Characteristic where:

(i)	submission to such conduct is made an explicit or implicit term or condition of employment;

(ii)	submission to or rejection of such conduct is used as a basis for any employment decision; or

(iii)	such conduct has the purpose or effect of interfering with an employee’s work performance or creating an intimidating, offensive or hostile work environment.

If you observe, suspect or experience harassment of any kind by anyone, report it immediately to a supervisor or manager, human resources, the Company’s Legal Department, or the Telephone Help Line. Any employee found to be responsible for unlawful discrimination or harassment will be subject to disciplinary action up to and including termination. Any officer, manager or supervisor who becomes aware of any conduct that may constitute discrimination or harassment and fails to take appropriate action or report the matter, will be subject to disciplinary action up to and including termination.

4.	Workplace Violence

We are committed to providing a safe work environment and will not tolerate any form of violence, including threats or acts of violence, intimidation of others or attempts to instill fear in others. Firearms and other dangerous weapons are not allowed in the workplace. If you observe, suspect or experience violent, threatening, or intimidating behavior by anyone on Company premises, report it immediately to a supervisor, manager, human resources, or the Company’s Legal Department.

Power Solutions International, Inc.
Code of Business Conduct and Ethics

5.	Alcohol and Illegal Drugs

Consistent with our commitment to provide a safe and healthy work environment, being under the influence of alcohol or controlled substances in the workplace is strictly prohibited. It affects job performance, poses serious health and safety risks to the individual under the influence, as well as those who work with him or her. If there is reason to suspect that you may be under the influence, the Company reserves the right to test you for such substances to the maximum extended permitted by law. Unlawful manufacture, distribution, dispensation, possession, or sale of alcohol or controlled substances on Company premises is also strictly prohibited. Any violation of this policy will be subject to disciplinary action up to and including termination, as set forth in the Employee Handbook.

6.	Employee Health and Safety, and the Environment

We are committed to high standards of safety and employee protection. The Company shall comply with all applicable government safety, health and environmental regulations, and establish systems to provide a safe and healthy workplace. You should be aware of, and follow, Company security procedures, including evacuation plans. You are also responsible for working safely to avoid risk to yourself and your colleagues, identifying and reporting unsafe working conditions or breaches of security and reporting injuries in the workplace.

For further guidance on the Company’s Employment Policies, please refer to your Employee Handbook and employer specific manuals/policies applicable to your work location, copies of which may be obtained from Human Resources and PSI Connect.

Summary Description of Compliance Areas

Compliance areas that most often affect daily director, officer and employee activities and Company operations are briefly summarized below. The inclusion or exclusion of certain compliance areas from, or the order of the following summary descriptions, should not be viewed as any indication of the importance the Company places on compliance in any particular area. This Code is not intended to supersede or modify any existing policy or procedure of the Company. Our policies and procedures are available from our Legal Department, the Human Resources Department or your manager upon request.

A.	Conflicts of Interest

You should avoid situations that create, or appear to create, conflicts between your personal interests and the Company’s business. Consequently, you are expected to avoid or, where appropriate, disclose situations that could consciously or unconsciously have an adverse impact on your ability to represent the Company’s best interests. In addition to the policies and procedures set forth in this Code, executive officers and directors and significant stockholders of the Company must also

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Code of Business Conduct and Ethics

comply with policies and procedures governing transactions between related persons and the Company set forth in our “Related Party Transactions Policy.”

Although it is impossible to describe every circumstance that may give rise to possible conflicts of interest, the following examples will serve as a guide to questionable activity:

1.	Financial Interests in Other Businesses

(a)Ownership, by you or a member of your immediate family (that is, your spouse, parents, siblings, whether by blood, marriage or adoption, including mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law, and any person to whom you directly or indirectly contribute financial support or who shares a home with you) of a substantial interest in any third party that has a business relationship with, or is a competitor of, the Company. “Substantial interest” is generally defined as more than 1% ownership of a public company or 5% ownership of a private company, or an investment in a company that exceeds 20% of your annual compensation. Ownership of a “substantial interest,” thus defined, is not expressly prohibited, but must be disclosed in writing to the Company’s Legal Department, so it can be appropriately reviewed. In the process of reviewing any such matter or any other issue arising under this Code, the Company’s Legal Department will consult with legal counsel to the extent that it deems it necessary and appropriate.

(b)Entering the Company into financial or other contractual commitments with a third party that employs you or a member of your immediate family, or in which you or a member of your family has a substantial interest, without prior written disclosure of the relationship with such third party to the Company’s Legal Department.

We require that the Company’s Legal Department approve in advance your participation in any activity that could involve an actual or potential conflict of interest. Please note that special rules regarding potential related party transactions apply to the Company’s executive officers and directors (and their family members and other related parties), as set forth in our “Related Party Transactions Policy”.

2.	Relationships with Suppliers and Customers

(a)Arm’s-Length Transactions. Transactions with suppliers and customers must be carried out on an arm’s-length basis. This means conditions should exist for competitive, willing buyer and willing seller transactions. Decisions should be made on the basis of quality, price, availability and service. All suppliers and customers should be dealt with fairly, honestly and openly. This policy extends to all services provided to the Company, as well as goods used by the Company. In addition, if a representative of a supplier or customer is a former Company employee or close personal friend, you should disclose this information to your supervisor.

(b)Gifts/Gratuities. You must not solicit or accept, directly or indirectly, any gift of value or preferential treatment from any supplier or customer where doing so may influence or appear to influence your business judgment. Indirect gifts can include gifts to your immediate

Power Solutions International, Inc.
Code of Business Conduct and Ethics

family members or a charity you support. You may accept business-related meals, entertainment, token gifts or favors from suppliers or customers as part of their ordinary course marketing and business activities; provided that the value involved is not significant and does not indicate in any manner intent to influence normal business relationships with them.

(c)Company-Sponsored Events. There may be occasions where we, as a company, solicit certain items from other persons or organizations in support of special company-sponsored events. In these circumstances, solicitations may only be made in furtherance of the event and for no other reason. All solicitations must be coordinated with the person or persons designated by senior management to be responsible for coordinating the special events.

3.	Outside Activities

A conflict of interest may exist if any of your outside activities prevent you from giving the necessary time and effort to your job. A conflict of interest may also exist if a member of your immediate family is employed by one of our suppliers, competitors or customers. In that circumstance, special care must be taken to respect the loyalty and confidentiality you both owe to your respective employers. To avoid even the appearance of conflict, any such relationship should be disclosed to the Company’s Legal Department. Individuals should not be considered for positions that would place them in a conflict of interest situation. In addition, “moonlighting” with a supplier, competitor or customer must be disclosed to the Company’s Legal Department.

B.	Diversion of Corporate Opportunity

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You may not take personal advantage of opportunities that are presented to you or discovered by you as a result of your position with the Company or through use of the Company’s property or information, unless authorized by your supervisor or the Company’s Legal Department. You cannot use your position with the Company or Company property or information for improper personal gain. You should not take for yourself, or divert to another person or company, a business or financial opportunity that you know, or could reasonably anticipate, the Company would have an interest in pursuing.

C.	Confidential Information

You must not disclose, or use for personal gain or benefit or the gain or benefit of others (other than the Company), either during or after your employment or engagement (except where necessary in the proper performance of your duties), any inside or confidential information or trade secrets about the Company and its subsidiaries. We are also responsible for safeguarding confidential information of other companies and our customers that we gain, whether by agreements with them or otherwise. Examples of confidential information include such items as financial data, sales figures for individual products, new product development plans, advertising programs, areas where the

Power Solutions International, Inc.
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Company intends to expand, supplier and customer lists, wage and salary data, capital investment plans, projected earnings, changes in management or policies of the Company, testing data, designs, artwork, concepts, production processes or procedures, research and development, customized software, suppliers’ prices, or any plans the Company may have for improving any of its products. A good operating assumption is that if you have not seen a particular piece of information in a press release, SEC filing or other publicly available document, it is likely confidential and should be treated as such.

1.	Company Information

The following are general guidelines for safeguarding our trade secrets and confidential information:

(a)	treat confidential information on a “need to know” basis within the Company;
(b)in the limited circumstance in which you have a business need to disclose our trade secrets or confidential information to any person outside the Company, such disclosure may only be made following approval from the Company’s Legal Department, which will generally require that such person execute an appropriate confidentiality agreement; and
(c)you should always guard against inadvertent disclosures, which may arise in either social conversations or in normal business relations with our customers, service providers, former employees, and/or third parties.
These provisions of this Code in no way should be deemed to limit your obligations under any confidentiality, assignment of inventions or other similar agreement you may have entered into with the Company.

2.	Other Companies’ and Our Customers’ Information

We occasionally receive trade secrets or other confidential information from other companies. While you should always be alert to our competitive surroundings and obtain as much information as possible about our competitors, you must do so only in accordance with sound and ethical legal and commercial practices. If you are approached with any offer of confidential information that you believe may have been obtained improperly, you should immediately notify the Company’s Legal Department.

3.	Protection of Nonpublic Information; Insider Trading

As a company that is subject to SEC regulation, we are subject to extensive security regulation, including the SEC’s prohibition against trading in our securities while aware of material non-public information about our company. This prohibition extends to “tipping,” or sharing such information with another person who trades in our securities. For more detailed information and specific requirements relating to compliance with the applicable laws and regulations, please refer to our “Insider Trading Compliance Policy” and our “Disclosure and Regulation FD Policy.”

Power Solutions International, Inc.
Code of Business Conduct and Ethics

4.	Required Disclosure

These non-disclosure obligations do not apply to any disclosures required by law (including any protected disclosures made pursuant to applicable “whistleblower” statutes) and cease to apply to any information or knowledge that subsequently comes into the public domain in accordance with approved methods.

D.	Free and Fair Competition

1.	Supplier and Customer Relationships

It is our policy to treat our suppliers and customers honestly and fairly. Treating our suppliers and customers right is a key to our success and is the responsibility of all of our directors, officers and employees.

2.	Competitor Relationships

We respect the rights of our competitors, and we act fairly toward them in the marketplace. You are expected to also respect the rights of competitors and to act fairly toward them in the marketplace. You should strive for competitive advantages through superior marketing, execution, quality and service, never through unethical or questionable business practices. We do not, and expect that you will not, engage in unfair or illegal trade practices.

3.	Free and Fair Competition

We are committed to obeying both the letter and spirit of laws designed to encourage and protect free and fair competition, which generally address the following areas: pricing practices (including price discrimination), discounting terms of sale, promotional allowances, secret rebates and product bundling, as well as many other practices.

Competition laws also govern, usually quite strictly, relationships between us and our competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices, other terms and conditions of sale or customers. You may not knowingly make false or misleading statements regarding our competitors or the products of our competitors, their customers or suppliers. See “Trade Association Activities” below for additional information regarding communications with our competitors.

You should never enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, rebates, referrals, allocation of product or geographic markets, allocation of customers, or boycotts of customers or suppliers, or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules, but the Company’s Legal Department, must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required. Collusion among competitors is illegal and the consequences of a violation are severe. If you have any questions or

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concerns regarding these issues, you are encouraged to consult with the Company’s Legal Department.

E.	Protection and Proper Use of Company Assets

1.	Books and Records

Federal and state laws require, and it is our policy, that our business records (including expense reports, invoices, supporting documentation and benefit plan information) be prepared accurately, reliably and in a timely manner. It is very important that no director, officer or employee create or participate in the creation of (or falsification or alteration of) any Company records that are intended to mislead anyone or conceal anything improper.

Company books and records should be maintained in confidence, safeguarded from loss and destruction, where applicable, kept in accordance with generally accepted accounting principles (“GAAP”) and the Company’s finance and accounting policies, and subjected to internal control and audit procedures. You should always be honest and straightforward when dealing with auditors with respect to the Company’s transactions, records, accounts and financial statements.

2.	Financial Records

All funds and other assets and all transactions of the Company must be properly documented, fully accounted for and promptly recorded in conformity with GAAP, our accounting policies and any applicable regulatory standards to enable the preparation of timely management reports and to meet external and regulatory reporting requirements. Our financial records must accurately reflect all transactions, including any payment of money, transfer of property or furnishing of services.

It must be emphasized that an intention to deceive or defraud is not required to constitute a violation of any of these standards. To ensure compliance with these standards, you are expected to give complete cooperation to our finance department and to our independent auditors to enable them to perform their duties effectively. For additional guidance in this area, the Company’s principal and senior financial officers should consult our “Code of Ethics for Principal and Senior Financial Officers,” and they must abide by the policies and procedures set forth therein.

3.	Improper Use of Company Assets

No Company property (tangible or intangible) may be sold, loaned, given away, disposed of or used for personal benefit without authorization from the department head with budgetary responsibility for the property. Unauthorized copying of software, tapes, books and other documents that are legally protected is prohibited.

Company property must be safeguarded from loss, damage or theft. Abusing, destroying, damaging or defacing Company property, or equipment or property of others is prohibited.

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Code of Business Conduct and Ethics

4.	Information Technology Assets

As a Company officer or employee, you must:

(a)	protect computer hardware from loss, theft or damage;

(b)	protect computer software and Company data against unauthorized access;

(c)	avoid actions that increase the risk of computer viruses;

(d) comply with federal and state copyright laws, which provide copyright owners with exclusive rights against misuse of their proprietary programs, files and databases, including making copies of software for non-back-up purposes; violations can result in civil and criminal penalties against the Company and the person(s) involved;

(e)	limit personal use of Company computer hardware and software; and

(f)	responsibly use the Company-wide electronic mail system.

Abuse of these guidelines is prohibited, and a violator of these guidelines will be subjected to disciplinary action.

5.	Company Funds

You are responsible for Company funds under your control. Funds should be spent for valid business purposes only at prices representing the best value to the Company. Approval of payment should occur only if these criteria are met. Specific authority limits are established for each department, officer and its employees, and various Company contractual commitments and business activities. Please refer to our “Delegation of Authority” and discuss these limits with your supervisor to ensure compliance. We will not extend credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or executive officer.

As a Company officer or employee, you may have responsibility with respect to funds held by the Company in a fiduciary capacity, as well as restricted cash and cash in escrow accounts. You are responsible for safeguarding and maintaining all such funds in accordance with all applicable contractual terms, securitization covenants and regulations.

F.	Compliance with Laws, Rules and Regulations

1.	Generally

You must obey all federal, state and local laws and regulations while conducting business on behalf of the Company. You should not knowingly participate in any activity that you reasonably

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believe is prohibited or illegal, nor should you enter into transactions that would violate any domestic and foreign laws or regulations. In locations where common practice might permit standards less stringent than own standards or policies, you should follow our ethical standards outlined in this Code. If you have a question as to the legal validity of an action, you should discuss the matter with the Company’s Legal Department.

2.	Anti-Bribery

In dealing with public officials, other corporations and private citizens, we firmly adhere to ethical business practices. The U.S. Foreign Corrupt Practices Act (“FCPA”) and UK Bribery Act prohibits our directors, officers and employees from offering or paying any money or other item of value, directly or indirectly, to any non-U.S. government official, non-U.S. political party or its officials, or candidate for public office, for purposes of improperly obtaining or maintaining business or influencing governmental action favorable to the Company. Such prohibited payments include consulting, broker’s, finder’s or other fees paid to third parties where there is reason to believe that any part of such fees will be distributed to, or for the benefit of, non-U.S. officials or political parties for those improper objectives.

Certain small facilitation payments, or “grease” payments, to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line. Although the FCPA makes exceptions for certain facilitating payments, such payments may not be legal in the country in which they are being made and are prohibited under the UK Bribery Act. Therefore, any such payments must receive prior written approval from the Company’s Legal Department and must be clearly and accurately reported as a business expense.

What can be considered an improper payment isn’t limited to the foregoing and may include discounts, services, travel, excessive meals and entertainment. Additionally, gifts should never be given for the purposes of improperly influencing the recipient. Giving gifts that equal more than the amount that would be considered customary courtesies may be deemed an improper payment and a bribe. Bribes are strictly prohibited by law and against our policy. A bribe can expose a person or the Company to criminal penalties. Company payments (regardless of amount) or gifts or entertainment of any value to governmental or regulatory officials or other governmental personnel of any local, state or federal governmental or regulatory agency or department, as well as to a union official, are not permitted.

We are committed to full compliance with the requirements and spirit of the FCPA, the UK Bribery Act and equivalent anti-bribery laws in non-U.S. jurisdictions. Therefore, payments, discounts, services, gifts, travel, excessive meals or entertainment regardless of amount, to non-U.S. government officials and personnel to obtain or maintain a business relationship with us are prohibited without prior consultation with the Company’s Legal Department.

Power Solutions International, Inc.
Code of Business Conduct and Ethics

3.	Trade Association Activities

Trade association meetings, when properly conducted, are perfectly lawful. However, these meetings provide opportunities for informal gatherings of competitors and can be a spawning ground for anti-competitive activities. If such gatherings are followed by suspect behavior, an inference of an unlawful agreement may arise. For these reasons, if you are present when a discussion begins to stray into a prohibited area, you should immediately state your objection to the discussion. If the discussion continues, the proper course of action is to withdraw conspicuously from the group. Any incident involving the discussion of competitively sensitive topics at a trade association meeting should be reported to the Company’s Legal Department immediately.

A trade association may legitimately conduct programs at which information about past average industry prices is compiled and disseminated to its membership. An association may also compile and publish various other kinds of industry statistics. In any case where statistical reporting programs of this kind are undertaken for the first time or where the association is modifying an existing program, our submission of information to be used in the program must be reviewed and approved by the Company’s Legal Department.

In certain cases, trade associations may legitimately undertake the publication of product standards, certification of products, industrial joint research programs, publication of codes of ethics or advertising codes, credit information service, special lobbying programs, sponsorship of discussions of labor relations practices or similar activities. In any such case, our participation in the program must be reviewed and approved in advance by the Company’s Legal Department.

4.	Government Relations

a)	Political Activity

You may participate in political activities, provided that these activities are on your own time, do not interfere with your work and are not done in a context that identifies them with the Company.

b)	Political Contributions in the United States

We do not make corporate political contributions. Therefore, no contributions of Company funds will be permitted in connection with any U.S. federal, state or local election. This prohibition extends to contributions through the performance of services or providing anything of value by a director, officer or employee as part of their duties for the Company. Certain expenditures of Company funds in connection with proper lobbying activity are permissible, but only upon the express authorization of the Company’s Legal Department. Personal political contributions will not be reimbursed. Use of Company facilities or other assets for the benefit of political candidates or parties must both be in compliance with all applicable laws and approved in advance by the Company’s Legal Department.

5.	Government and Regulatory Investigations

Power Solutions International, Inc.
Code of Business Conduct and Ethics

It is our policy to fully cooperate with government and regulatory investigations and inquiries. If you become aware of any investigation involving the Company, or you believe that a government or regulatory investigation or inquiry is imminent, this information should be communicated immediately to the Company’s Legal Department.

Appropriate handling of government and regulatory investigations is very important. Violations of any of the laws regulating the conduct of our business, including environmental, antitrust, securities, occupational health and safety, tax and financial laws, can result in both civil and criminal penalties. Civil and criminal penalties may also apply to those individuals within the Company who actually took the actions that violated the law or failed to take actions that resulted in a violation of the law.

You should never, under any circumstances, do any of the following:

(a)     destroy any Company documents in anticipation of, or after receiving, a request for documents from any government or regulatory agency or a court;

(b)     alter any Company documents or records in an attempt to defraud or mislead;

(c)     lie or make any misleading statements to any governmental or regulatory investigator; or

(d)	attempt to get anyone else to engage in these prohibited activities.

Documents and records in this context include any material, whether written, electronic or in any other format. Any of the foregoing conduct could subject you to criminal prosecution and cause substantial harm to our business and reputation.

Administration of the Code

This Code is administered by the Company’s Legal Department. Unless stated otherwise in this Code, all disclosures required by this Code, requests for interpretation of any provision of this Code, and questions concerning this Code should be submitted to the Company’s Legal Department in writing (electronically or otherwise) or by telephone.

From time to time you will be required to review this Code and acknowledge in writing your understanding and compliance with this Code. Where disclosure is required, you should update the Company’s Legal Department on a regular basis.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

Power Solutions International, Inc.
Code of Business Conduct and Ethics

Our Responsibilities

Each of us at the Company is responsible for conducting ourselves in a manner that upholds the Company’s standards and values. We are all accountable for our business conduct, must obey the laws which apply to our business, and must live up to the standards and values expressed in this Code. Your actions will be reviewed under this Code and applicable laws. If you do not act according to this Code and applicable laws, you may be subject to disciplinary action, including suspension, reduction in salary, demotion or discharge. We at the Company cannot and will not compromise compliance with this Code or applicable laws to meet financial plans or maximize profits.

In addition to Company disciplinary actions, violations of many provisions of this Code are against the law and may subject a violator and/or the Company to severe penalties, fines and/or other consequences.

You have a responsibility to comply with the procedures set forth in the section of this Code titled “Individual and Management Responsibility” with respect to the prompt notification of the appropriate parties of any violations of this Code. As previously stated, you will not be subject to reprisals for reporting, in good faith, actions you feel violate this Code. We expect you to fully cooperate in any investigation of an alleged violation or other business conduct. Any waiver of this Code for executive officers or directors may be made only by our Board of Directors, and will be promptly disclosed as required by applicable law.

Power Solutions International, Inc.
Code of Business Conduct and Ethics

Acknowledgment

I hereby acknowledge that I have read and understand the Power Solutions International, Inc. Code of Business Conduct and Ethics. I hereby agree to comply with and adhere to the policies and standards set forth in the Code of Business Conduct and Ethics at all times during my employment with Power Solutions International, Inc.

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